EXHIBIT 23.1

Consent of Independent Audit Firm

We consent to the incorporation by reference in the Registration Statement on Form S-11 (No. 333-205960) of Griffin-American Healthcare REIT IV, Inc. and in the related Prospectus of our report dated May 8, 2017, with respect to the statement of revenues and certain expenses of Reno Medical Office Building, included in this Current Report on Form 8-K/A.

/s/ KMJ Corbin & Company LLP
KMJ Corbin & Company LLP

Costa Mesa, California
May 8, 2017